EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Kohl’s Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of five initiatives up for shareholder vote

MENOMONEE FALLS, Wis., May 15, 2019 – Kohl’s Corporation (NYSE:KSS) today held its annual shareholders meeting. Following are the preliminary results for the five proposals voted upon by shareholders:

1.

Kohl’s shareholders re-elected Peter Boneparth, Steven A. Burd, H. Charles Floyd, Michelle Gass, Jonas Prising, John E. Schlifske, Adrianne Shapira, Frank V. Sica, Stephanie A. Streeter and Stephen E. Watson to the board of directors for one-year terms, with an average vote of more than 96 percent of the votes cast.

2.

A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm received more than 94 percent of the votes cast.

3.

An advisory vote to approve the compensation of Kohl’s named executive officers received more than 88 percent of the votes cast.

4.

A shareholder proposal on political disclosures received less than 50 percent of the votes cast.

5.

A shareholder proposal to adopt a vendor policy regarding oversight on animal welfare received less than 7 percent of the votes cast.

Kohl’s 10-K, proxy and information about the company’s 2018 financial performance are available at Corporate.Kohls.com.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and proprietary brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Since its founding, Kohl's has given more than $700 million to support communities nationwide, with a focus on family health and wellness. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts:

Investor Relations: Jill Timm, (262) 703-2203, Jill.Timm@Kohls.com

Investor Relations: Mark Rupe, (262) 703-1266, Mark.Rupe@Kohls.com

Media Relations: Jen Johnson, (262) 703-5241, Jen.Johnson@Kohls.com

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